UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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ZIMMER HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

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Commencing April 15, 2011, Zimmer Holdings, Inc. sent the following communication to certain stockholders.
Zimmer Holdings, Inc.
Annual Meeting of Stockholders
May 2, 2011
Supplemental Information Regarding Proposal No. 2
Advisory Vote on Executive Compensation
Your vote is important to us. At the 2011 annual meeting, our stockholders will vote on a non-binding proposal to approve the compensation of our named executive officers for the first time. This appears as Proposal No. 2 in our proxy materials. Our Board of Directors has unanimously recommended that you vote FOR the advisory vote on executive compensation.
To date, three proxy advisory firms have issued voting recommendations with respect to this proposal. While we are pleased to report that Glass Lewis & Co. and Egan-Jones Proxy Services have recommended that their clients vote “FOR” this proposal, ISS Proxy Advisory Services (“ISS”) has recommended that its clients vote “AGAINST” this proposal. In its report, ISS asserts that there is a “pay-for-performance disconnect” with regard to the compensation of our named executive officers and, in particular, our CEO, David C. Dvorak. For the reasons set forth below, we believe ISS’s recommendation is based on a valuation of Mr. Dvorak’s 2010 compensation that is misleading and inconsistent with SEC rules. We urge you to vote “FOR” the advisory vote on executive compensation.
•	ISS’s valuation of Mr. Dvorak’s 2010 stock option grant significantly overstates his total compensation and the increase in his compensation from 2009 to 2010. We take issue with the way that ISS values Mr. Dvorak’s 2010 equity compensation. ISS’s report measures his total compensation at $12,014,000, whereas our 2011 proxy statement measures total CEO compensation at $9,555,210. This discrepancy is caused by a difference in the assumptions used in the calculation of the grant date fair value of Mr. Dvorak’s stock option award using the Black-Scholes option pricing model. Our proxy statement reports this award as having a grant date fair value of $3,421,600, whereas ISS values the award at $5,880,000, more than 70% higher than our valuation. ISS’s report overstates Mr. Dvorak’s 2010 compensation and the increase in his compensation from 2009 to 2010.

•	ISS’s stock option valuation model differs from our model and is inconsistent with applicable accounting guidance. ISS does not perform its own analysis but instead relies on a third-party vendor to determine the valuation of equity awards. Although the third party used the same Black-Scholes option pricing model that we use, it assumed a higher future volatility and a longer expected life. Our assumptions are based on U.S. generally accepted accounting principles and SEC guidance, and we believe they are appropriate and reasonable. The grant date fair value we reported in the proxy statement is the same value used for purposes of recording our compensation expense in our audited financial statements. We do not believe that the assumptions used by ISS in valuing Mr. Dvorak’s stock option grant are appropriate, reasonable or consistent with applicable accounting guidance.

•	The analysis relied upon by ISS is not consistent with SEC rules. SEC rules require the advisory vote on executive compensation to be based upon the compensation paid to our named executive officers as disclosed in our proxy statement. ISS is advising its clients to vote against the proposal based on its own inflated valuation of Mr. Dvorak’s compensation. We believe the ISS voting recommendation, and stockholders’ votes, should be based on an analysis of the information disclosed in our proxy statement, not information that significantly overstates CEO compensation and the year-over-year change in such compensation.